Form N-SAR, Sub-Item 77D
Policies with respect to security investments

NUVEEN KANSAS MUNICIPAL BOND FUND
NUVEEN KENTUCKY MUNICIPAL BOND FUND
NUVEEN MICHIGAN MUNICIPAL BOND FUND
NUVEEN MISSOURI MUNICIPAL BOND FUND
NUVEEN OHIO MUNICIPAL BOND FUND
NUVEEN WISCONSIN MUNICIPAL BOND FUND

Each a series in NUVEEN MULTISTATE TRUST IV

333-16615, 811-07751

On January 10, 2014, notifications of each Funds changes in investment policy for the funds in the above-referenced Trust was filed as a 497
(supplement) to the Funds Statement of Additional
Information (SAI). A copy of the supplement is contained in the Form 497 filing on January 10, 2014, accession number 0001193125-14-007432 and is herein incorporated by reference as an exhibit to the Sub-Item 77D of Form N-SAR.